ADDITIONAL DEFAULT PROVISIONS
                             June 28, 2011

These additional default provisions apply to Document A-06282011 and B&C-06282011a-j:


Default. In the event that (i) the Borrower shall fail to pay any principal under this Note when due and payable (or payable by conversion) hereunder; or
(ii) the Borrower shall fail to pay any interest or any other amount under this Note when due and payable (or payable by conversion) hereunder; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any (provided however that any references to the company's ability to continue as a "going concern" shall not be deemed a default hereunder); or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding is not dismissed within 30 days; or (viii) the Borrower shall lose its ability to electronically transfer shares by "DWAC/FAST" transfer and such ability is not restored within 15 days; or (ix) the Borrower shall lose its status as "DTC Eligible"; or the borrower's shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System and such eligibility is not restored within 15 days; or (x) the Borrower shall become late or delinquent in its filing requirements as a fully-reporting issuer registered with the Securities & Exchange Commission, provided however, that any extensions or other grace periods provided under SEC rules and regulations shall not be an event of default hereunder, provided further that the Borrower shall have 20 days to remedy any failure of the Borrower's obligation pursuant to the Exchange Act
to file a current report or Form 8-K;   (each event specified in clauses (i)
through (x) above, an "Event of Default"); then, in the case of any of the events specified in clauses (i) through (x) above, the outstanding principal amount under this Note, together with accrued and unpaid interest thereon, and all other amounts payable by Borrower under this Note, shall become immediately due and payable without any action on the part of the Lender. Borrower waives demand, presentment, protest, notice of protest, dishonor, notice of dishonor or any other notice of any kind.

     /s/Matthew Worrall
     -----------------------------
     Matthew Worrall
     President & CEO
     Amerilithium Corp.


By:  /s/Justin Keener
     ------------------------------
     Justin Keener
     JMJ Financial / Its Principal